                                                                                                Exhibit 10.5

August 8, 2003

Sue Collins, Hartford

Dear Sue,

This letter will provide you with a summary of your employment terms with Phoenix, effective May 1, 2003.

         o   Position: Executive Vice President, Life and Annuity Manufacturing

         o   Base Salary - $450,000

         o   An annual incentive plan award based upon a target of 65% of your base salary, which for 2003 will be a guaranteed minimum payout at target of $292,500. If the 2003 annual incentive plan pays above target, you will receive the higher amount. Your effective date for participation will be January
             1, 2003.

         o   A long-term incentive plan award based upon a target equal to 60% of your annual salary. The effective date for all long-term incentive plan calculations will be January 1, 2003. You will participate in the 2001-2003 plan with a guaranteed pro-rata target payout. If the 2001-2003 long-term incentive plan pays above target, you will receive the higher amount. You will participate in the 2002-2004 plan pro-rata at target. You will participate fully in the 2003 -
             2005 plan. This plan is a performance share plan that pays out in restricted stock units (RSUs).
             Your target will be $270,000 of performance shares.

         o   We will grant you 50,000 of PNX options valued at the closing price on your start date. These options vest over three years with a ten-year duration. These options are governed by the terms of
             PNX's Stock Option Plan.

         o   In recognition of your prior service at Phoenix, we will credit you with eight additional years of service, on a non-qualified basis, in calculating your pension benefit. This provision is only in effect if you remain employed with Phoenix for five years or in the event Phoenix experiences a
             "change in control" and your employment is adversely affected, as defined in the Change in Control
             Agreement.

         o   You are also eligible to participate in a wide variety of benefits including The Phoenix
             Companies, Inc. Savings and Investment Plan, the Employee Pension Plan and Supplemental Retirement
             Plan, and certain welfare benefit plans immediately following employment. The welfare benefits include health, life, accidental death, and long term disability coverage.

         o   You are also eligible to participate in the company's relocation program.

         Please sign the acknowledgement below and return this letter to me and keep a copy for your records.

         Sincerely,

         /s/Bonnie J. Malley

         Bonnie J. Malley
         Senior Vice President, Human Resources and Corporate Administration

         Acknowledged:

         /s/Sue Collins                          August 12, 2003
         ------------------------------          ---------------------
               Sue Collins                       Dated